Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITIL FILES FOR A CHANGE IN NATURAL GAS DISTRIBUTION RATES FOR MAINE CUSTOMERS

APRIL 1, 2013 Portland, Maine – Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that its Maine local natural gas distribution utility filed a rate case requesting approval to change its natural gas distribution base rates with the Maine Public Utilities Commission.

Unitil has requested an increase of $4.6 million in base revenue, or an increase of approximately 6.3 percent over current operating revenue in its Maine division, effective January 1, 2014. The filing also includes a proposal for a multi-year rate plan that will allow the recovery of costs associated with operational and safety-related improvements and upgrades Unitil is making to its gas distribution system in Maine over the next several years.

“Currently, natural gas is approximately half the cost of oil, and our proposed rate case will not appreciably impact the cost advantage our customers enjoy,” Unitil Chief Financial Officer Mark Collin said. “This rate case will provide an opportunity to bring revenues in line with current operating expenses and rate base, allowing us to continue to improve and expand Unitil’s gas distribution system in Maine to meet the state’s growing demand for natural gas.”

About Unitil Corporation

Unitil Corporation provides for the necessities of life, safely and reliably delivering natural gas and electricity throughout northern New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil is a public utility holding company with affiliates that include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., and Granite State Gas Transmission, Inc. Together; Unitil Corporation’s operating utilities serve approximately 101,700 electric customers and 73,700, natural gas customers. Other subsidiaries include Unitil Service Corp. and Usource, a non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Carol Valianti – Media Relations

Phone: 603-773-6447

Email: valianti@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775 F 603-773-6605 www.unitil.com